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Contacts at Genome Therapeutics:
Christopher Taylor
Sr. Director, Investor Relations
(781) 398-2466
ctaylor@genomecorp.com

Sarah Emond
Media Relations Specialist
(781) 398-2544
semond@genomecorp.com

For Immediate Release

      Genome Therapeutics and Amgen Complete an Agreement to Discover and
                Commercialize New Therapeutics for Bone Diseases

Waltham, Mass. January 2, 2003 - Genome Therapeutics (Nasdaq: GENE) has completed an agreement with Amgen Inc. for the identification and development of novel therapeutic agents for bone diseases, including osteoporosis. Both companies will participate in collaborative research efforts to discover one or more drug candidates suitable for development. The companies may, as part of the research activities, use genetic information, developed by Genome Therapeutics based on research conducted at the Creighton University Osteoporosis Research Center, which has been exclusively licensed to Amgen.

As part of the agreement, Genome Therapeutics will receive from Amgen an upfront cash payment, sponsored research funding and, potentially, additional milestones and other downstream consideration depending on the success of the discovery, development and commercialization activities. The total potential additional payments are significant and within the range commonly found in the industry in agreements for research programs at this stage of development and consistent with previous Genome Therapeutics discovery agreements focused on chronic human diseases.

"The promise of the combined efforts of our two companies is supported by the prior successes Amgen has had at bringing innovative human therapeutics to market," said Steven M. Rauscher, CEO and President of Genome Therapeutics. "In addition, this is the first agreement of this type in which Genome Therapeutics participates in downstream discovery efforts and has other features which represent an important step for Genome Therapeutics in building an integrated biopharmaceutical company."

About Osteoporosis

Osteoporosis is a disease characterized by low bone mass, structural deterioration of bone tissue and an increased susceptibility to fractures. If not treated, the disease advances and the hip and spine become increasingly vulnerable. According to the American Academy of Orthopaedic Surgeons, osteoporosis affects over 25 million people in the United States at a direct cost of $10 billion. It can result in 1.5 million fractures every year with one out of two women and one in five men at risk of developing an osteoporosis-related fracture in their lifetime.


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                                         Genome Therapeutics and Amgen Agreement
                                                                 January 2, 2003
                                                                     Page 2 of 2


About Genome Therapeutics

Genome Therapeutics (www.genomecorp.com) is a biopharmaceutical company focused on the discovery and development of pharmaceutical and diagnostics products. The Company's most advanced product candidate, Ramoplanin, is in a Phase III clinical trial for the prevention of bloodstream infections caused by vancomycin-resistant enterococci (VRE). Genome Therapeutics' biopharmaceutical business includes six major product discovery alliances with several pharmaceutical companies including Schering-Plough, AstraZeneca, Wyeth and bioMerieux. The Company's genomics services business, GenomeVision(TM) Services, provides pharmaceutical and biotechnology companies, and government and academic institutions with custom high-throughput sequencing, library construction, integrated SNP services and the PathoGenome(TM) Database.

Forward-Looking Statement

This news release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our management's judgment regarding future events. Forward-looking statements typically are identified by use of terms such as "may," "will," "should," "plan," "expect," "intend," "anticipate," "estimate," and similar words, although some forward-looking statements are expressed differently. We do not plan to update these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of risks affecting our business. These risk factors include risks related to our lead product candidate, Ramoplanin, such as (i) our inability to obtain regulatory approval to commercialize Ramoplanin due to negative, inconclusive or insufficient clinical data and (ii) delays in the progress of our clinical trial for Ramoplanin, and increased cost, due to the pace of enrollment of patients in the trial or fluctuations in the infection rate of enrolled patients. We are also subject to risks related to our inability or the inability of our alliance partners to (i) successfully develop products based on our genomics information,
(ii) obtain the necessary regulatory approval for such products, (iii) effectively commercialize any products developed before our competitors are able to commercialize competing products or (iv) obtain and enforce intellectual property rights. In addition, we are subject to the risk factors set forth in
Exhibit 99.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2001 and those set forth in other filings that we may make with the Securities and Exchange Commission from time to time.

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